PRICING SUPPLEMENT

Dated October 18, 2024

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-263376

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022

and Product Supplement dated May 27, 2022)

UBS AG $2,819,000 Bearish Barrier Early Redeemable Market Linked Notes with Daily Barrier Observation and Digital Return
Linked to the S&P 500® Index due November 21, 2025

Investment Description

UBS AG Bearish Barrier Early Redeemable Market Linked Notes with Daily Barrier Observation and Digital Return (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the S&P 500® Index (the “underlying asset”). The amount you receive will be based on the performance of the underlying asset over the term of the Notes.

●The Notes will be redeemed early if a barrier event occurs, meaning that the closing level of the underlying asset on any trading day during the observation period (from but excluding the trade date to and including the final valuation date) is less than the initial level minus 20.00% of the initial level (the “lower barrier”). If the Notes are redeemed early because a barrier event occurs, UBS will pay on the call settlement date corresponding to such date a cash payment per Note equal to the principal amount, and no further payments will be owed to you under the Notes. If the Notes are redeemed early because a barrier event occurs, you will not receive a positive return on the Notes.

●If the Notes are not redeemed early because a barrier event does not occur and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the initial level, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a return equal to the digital return. Even if the Notes are not redeemed early because a barrier event does not occur, your return will be limited to the digital return of 2.75% if the final level is equal to or greater than the initial level.

●If the Notes are not redeemed early because a barrier event does not occur and the final level is less than the initial level, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a return equal to the absolute value of the “underlying return”, which is the percentage change in the closing level of the underlying asset from the initial level to the final level. Due to the lower barrier, your return in this scenario will not exceed 20.00%.

Investing in the Notes involves significant risks. The Notes do not pay interest and you will not receive a positive return on the Notes if a barrier event occurs and, otherwise, your return is limited by the digital return and the lower barrier, as applicable. The repayment of principal applies only if the Notes are held to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

■ Repayment of Principal Amount upon Early Redemption following a Barrier Event — The Notes will be redeemed early if a barrier event occurs and, on the call settlement date, UBS will pay you a cash payment per Note equal to the principal amount. Following an early redemption, no further payments will be owed to you under the Notes and you will not receive a positive return on the Notes. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to an early redemption or to maturity and is subject to the creditworthiness of UBS.

■ Digital Return if a Barrier Event Does Not Occur and the Underlying Asset Remains Flat or Increases — If the Notes are not redeemed early because a barrier event does not occur and the final level is equal to or greater than the initial level, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a return equal to the digital return. In this scenario, your return on the Notes would be limited to the digital return.

■ Bearish Return Potential if a Barrier Event Does Not Occur and the Underlying Asset Decreases — If a barrier event does not occur and the final level is less than the initial level, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a return equal to the absolute value of the underlying return, which is equal to the absolute value of the percentage change in the closing level of the underlying asset from the initial level to the final level. Due to the lower barrier, your return in this scenario will not exceed 20.00%.

Key Dates

Trade Date* October 18, 2024

Settlement Date* October 23, 2024

Final Valuation Date** November 18, 2025

Maturity Date** November 21, 2025

*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+ 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are riskier than conventional debt instruments. The issuer will not make interest payments You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

If a barrier event does not occur, the return on the Notes is subject to, and will not exceed, the “digital return” if the underlying asset remains flat or increases, and will not exceed 20.00% if the underlying asset decreases.

Underlying Asset	Bloomberg Ticker	Digital Return	Initial Level	Lower Barrier	CUSIP	ISIN
S&P 500® Index	SPX	2.75%	5,864.67	4,691.74. which is the initial level minus 20.00% of the initial level	90307QHT3	US90307QHT31

The estimated initial value of the Notes as of the trade date is $983.80. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Compensation (1)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	$2,819,000.00	$1,000.00	$14,095.00	$5.00	$2,804,905.00	$995.00

(1) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $5.00 per Note sold in this offering and has agreed to re-allow the full amount of this discount to one or more unaffiliated third-party dealers. Certain third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. UBS Securities LLC will also pay any such third-party dealer a structuring fee of $4.00 per Note with respect to $2,581,000.00 aggregate principal amount of the Notes.

(2) The structuring fee will be deducted from amounts remitted to UBS.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Bearish Barrier Early Redeemable Market Linked Notes with Daily Barrier Observation and Digital Return “ or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of not receiving a positive return on the Notes if the Notes are redeemed early.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying asset (the “underlying constituents”).

♦You can tolerate fluctuations in the price of the Notes prior to an early redemption or maturity that may be similar to or exceed fluctuations in the level of the underlying asset.

♦You believe that a barrier event will not occur, meaning that the closing level of the underlying asset will not be less than the lower barrier on any trading day during the observation period.

♦You understand and accept that you will receive a positive return on the Notes only if the Notes are not redeemed early because a barrier event does not occur and that any such positive return is limited (1) to the digital return if the final level is equal to or greater than the initial level and (2) due to the lower barrier, to a maximum return of 20.00% if the final level is less than the initial level.

♦You are willing to invest in the Notes based on the lower barrier and digital return specified on the cover hereof.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to invest in the Notes that may be redeemed early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of not receiving a positive return on the Notes if the Notes are redeemed early.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You believe that the closing level of the underlying asset on any trading day during the observation period will decrease to a closing level that is less than the lower barrier.

♦You cannot tolerate fluctuations in the price of the Notes prior to an early redemption or maturity that may be similar to or exceed fluctuations in the level of the underlying asset.

♦You believe that a barrier event will occur, meaning that the closing level of the underlying asset will be less than the lower barrier on a trading day during the observation period.

♦You do not fully understand or are unwilling to accept that you will receive a positive return on the Notes only if the Notes are not redeemed early because a barrier event does not occur, or that any such positive return is limited (1) to the digital return if the final level is equal to or greater than the initial level or (2) due to the lower barrier, to a maximum return of 20.00% if the final level is less than the initial level.

♦You seek an investment that has unlimited return potential.

♦You are unwilling to invest in the Notes based on the lower barrier or digital return specified on the cover hereof.

♦You do not understand or are not willing to accept the risks associated with the underlying asset.

♦You are unable or unwilling to invest in Notes that may be redeemed early, you are otherwise not willing to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 13 months, unless redeemed early.
Underlying Asset	The S&P 500® Index
Payment at Maturity (per Note)

If the Notes are not redeemed early because a barrier event has not occurred and the final level is equal to or greater than the initial level, UBS will pay you an amount in cash equal to:

$1,000 × (1 + Digital Return)

Even if the Notes are not redeemed early because a barrier event does not occur, your return will be limited to the digital return of 2.75% if the final level is equal to or greater than the initial level.

If the Notes are not redeemed early because a barrier event has not occurred and the final level is less than the initial level, UBS will pay you an amount in cash equal to:

$1,000 × (1 + absolute value of the Underlying Return)

In this scenario, you will receive a positive return from the decline of the underlying asset from the initial level to the final level. Due to the lower barrier, your return in this scenario will not exceed 20.00%.

Barrier Event	A barrier event will occur if the closing level of the underlying asset is less than the lower barrier on any trading day during the observation period (including the final valuation date).
Early Redemption Feature

If a barrier event occurs, the Notes will be redeemed early and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount.

Following an early redemption, no further payments will be made on the Notes. The early redemption feature is an automatic call feature for purposes of the provisions in the accompanying product supplement.

You will not receive a positive return on the Notes if a barrier event occurs and the Notes are redeemed early.

Call Settlement Date

Three business days following the trading day during the observation period on which the closing level of the underlying asset is less than the lower barrier.

For the avoidance of doubt, if a barrier event occurs on the final valuation date, the call settlement date will be the maturity date.

Lower Barrier(1)	A level of the underlying asset equal to the initial level minus 20.00% of the initial level, as indicated on the cover hereof.
Digital Return	2.75%
Underlying Return	The quotient, expressed as a percentage, of the following formula:

Final Level − Initial Level
Initial Level

If the Notes are not redeemed early because a barrier event does not occur and the final level is less than the initial level, your payment at maturity will be based on the absolute value of the underlying return. For example, if the Notes are not redeemed early because a barrier event does not occur and the underlying return is -5%, the absolute value of the underlying return will be equal to 5% and the return on the Notes will be 5.00%.

Initial Level(1)	The closing level of the underlying asset on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.
Observation Period(2)

Each day from but excluding the trade date to and including the final valuation date. The observation period is a valuation period for purposes of the market disruption event provisions in the accompanying product supplement.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

(2) Subject to the market disruption event provisions with respect to valuation periods, as set forth in the first paragraph under “General Terms of the Securities ― Market Disruption Events ― For Securities that reference a valuation period” in the accompanying product supplement.

Investment Timeline

Trade Date

The initial level is observed and the final terms of the Notes are set.

Each Trading Day During the Observation Period

The closing level of the underlying asset is observed.

If a barrier event occurs, the Notes will be redeemed early and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. Following an early redemption, no further payments will be made on the Notes.

You will not receive a positive return on the Notes if a barrier event occurs and the Notes are redeemed early.

Maturity Date

The final level is observed on the final valuation date and the absolute value of the underlying return is calculated.

If the Notes are not redeemed early because a barrier event has not occurred and the final level is equal to or greater than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Digital Return)

Even if the Notes are not redeemed early because a barrier event does not occur, your return will be limited to the digital return of 2.75% if the final level is equal to or greater than the initial level.

If the Notes are not redeemed early because a barrier event has not occurred and the final level is less than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + (absolute value of the Underlying Return)

In this scenario, you will receive a positive return from the decline of the underlying asset from the initial level to the final level. Due to the lower barrier, your return in this scenario will not exceed 20.00%.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an early redemption or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the underlying asset. All payments on the Notes are subject to the creditworthiness of UBS.

♦You will receive no positive return on the Notes if a barrier event occurs, which may be on any trading day during the observation period — The Notes are designed for investors who believe that the closing level of the underlying asset will remain equal to or greater than the lower barrier on each trading day during the observation period (including the final valuation date). If the closing level of the underlying asset is less than the lower barrier on any trading day during the observation period (including the final valuation date), you will receive a cash payment on the call settlement date equal to the principal amount of your Notes and no further payments will be made on the Notes. You will not receive a positive return on the Notes if a barrier event occurs on any trading day during the observation period (including the final valuation date) and the Notes are redeemed early.

♦The absolute return feature is limited by the lower barrier — If the Notes are not redeemed early because a barrier event has not occurred and the final level is less than the initial level, because the lower barrier equals the initial level minus 20.00% of the initial level, your ability to benefit from the decline of the underlying asset from the initial level to the final level and your potential return are limited by the lower barrier. In this scenario, the return on the Notes will not exceed 20.00%. Furthermore, if the Notes are not redeemed early because a barrier event has not occurred and the final level is less than the initial level, unless the final level declines to a level that is at least 2.75% below the initial level, your return on the Notes may be less than the digital return.

♦Your potential return on the Notes from any increase of the underlying asset will be limited — If a barrier event does not occur and the final level is equal to or greater than the initial level, your return on the Notes will be limited to the digital return, regardless of the increase of the underlying asset. If the final level is greater than the initial level by a percentage that is greater than the digital return, your return on the Notes will be less than that of a hypothetical direct investment in the underlying asset or the underlying constituents.

♦Your return on the Notes may change significantly despite only a small difference in the underlying return — Your return on the Notes may change significantly despite only a small percentage change in the underlying return. For example, if a barrier event does not occur and the final level is equal to the initial level, you would receive a positive return on your Notes equal to the digital return, whereas a final level that is slightly lower than the initial level would instead result in a positive return on your Notes that is equal to the absolute value of the underlying return, which may be less than the digital return. Further, if a barrier event does not occur and the final level is equal to the lower barrier, you will receive a positive return equal to 20.00%, whereas a final level that is slightly lower than the lower barrier would instead result in the occurrence of a barrier event and you will receive no positive return on the Notes. The return on an investment in the Notes in these scenarios is significantly different despite only a small relative difference in the underlying return.

♦The probability that a barrier event will occur will depend on the volatility of the underlying asset — The economic terms for the Notes, including the digital return and lower barrier, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that a barrier event will occur. The volatility of the underlying asset can change significantly over the term of the Notes. The level of the underlying asset could rise or fall sharply, which could result in a barrier event. You should be willing to accept that you may receive no positive return on the Notes.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the underlying constituents and the absolute return feature is not the same as taking a short position directly in the underlying constituents— The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. For instance, if a barrier event occurs at any time during the term of the Notes, you will receive a cash payment on the call settlement date equal to the principal amount and you will not receive a positive return on the Notes. Furthermore, if a barrier event does not occur, any potential return on the Notes is limited (i) to the digital return if the final level is equal to or greater than the initial level and (2) due to the lower barrier, to a maximum return of 20.00% if the final level is less than the initial level. In addition, you will not receive or be entitled to receive any dividend payments or other distributions paid on the underlying constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payment on your Notes. Further, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying constituents may have. Furthermore, even if the Notes are not redeemed early because a barrier event does not occur, if the final level is less than the initial level and equal to or greater than the lower barrier, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the underlying constituents. For example, to maintain a short position in an underlying constituent, you would have to pay dividend payments (if any) to the entity that lends you the underlying constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying asset will rise or fall and there can be no assurance that a barrier event will not occur. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the “underlying constituent issuers”. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Further, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The S&P 500® Index reflects price return, not total return — The return on the Notes is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its underlying constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

Estimated Value Considerations.

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, any expected dividends on the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected dividends on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the other factors discussed under” —Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the asset or any underlying constituents, as applicable, listed and/or over-the-counter options, futures, exchange traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, as applicable, may adversely affect the level of the underlying asset and, therefore, the market value of, and the return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the amounts payable on the Notes based on observed levels of the underlying asset over the term of the Notes and can postpone the determination of the terms of the Notes, if a market disruption event occurs and is continuing on the trade date and the closing level on any trading day during the observation period (including the final valuation date). As UBS determines the economic terms of the Notes, including the digital return and lower barrier, and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and read the sections “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the amounts payable for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Term:  13 months

Initial Level: 6,000

Digital Return:  2.75%

Lower Barrier:  4,800 (equal to initial level minus 20.00% of the initial level)

Example 1 — The Notes are redeemed early because a barrier event occurs during the observation period.

Because a barrier event occurs, meaning that the closing level of the underlying asset is less than the lower barrier on a trading day during the observation period, the Notes will be redeemed early and, on the call settlement date, UBS will pay you an amount in cash per Note equal to the principal amount (a total return of 0.00%). No further payments will be made on the Notes

You will not receive a positive return on the Notes if a barrier event occurs and the Notes are redeemed early.

Example 2 — The Notes are not redeemed early because a barrier event does not occur during the observation period and the final level is equal to or greater than the initial level.

Because a barrier event does not occur, the Notes are not redeemed early and the final level is equal to or greater than the initial level, at maturity, UBS will pay you an amount in cash per Note equal to the principal amount plus a return equal to the digital return, calculated as follows:

$1,000 × (1 + 2.75%)

= $1,027.50 per Note (a total return of 2.75%).

Even if the Notes are not redeemed early because a barrier event does not occur, your return will be limited to the digital return of 2.75% if the final level is equal to or greater than the initial level.

Example 3 — The Notes are not redeemed early because a barrier event does not occur during the observation period and the underlying return is -0.50%.

Because a barrier event does not occur, the Notes are not redeemed early and the final level is less than the initial level, at maturity, UBS will pay you an amount in cash per Note equal to the principal amount plus a return equal to the absolute value of the underlying return, calculated as follows:

$1,000 × (1 + |-0.50%|)

= $1,005.00 per Note (a total return of 0.50%).

In this scenario, you will receive a positive return from the decline of the underlying asset from the initial level to the final level.

Example 4 — The Notes are not redeemed early because a barrier event does not occur during the observation period and the underlying return is -15.00%.

Because a barrier event does not occur, the Notes are not redeemed early and the final level is less than the initial level, at maturity, UBS will pay you an amount in cash per Note equal to the principal amount plus a return equal to the absolute value of the underlying return, calculated as follows:

$1,000 × (1 + |-15.00%|)

= $1,150.00 per Note (a total return of 15.00%).

In this scenario, you will receive a positive return from the decline of the underlying asset from the initial level to the final level. Due to the lower barrier, your return in this scenario will not exceed 20.00%.

Return on the Notes if the Notes are not redeemed early because a barrier event does not occur.

Final Level	Underlying Return	Payment at Maturity	Total Return per Note at Maturity
8,400.00	40.00%	$1,027.50	2.75%
7,800.00	30.00%	$1,027.50	2.75%
7,200.00	20.00%	$1,027.50	2.75%
6,600.00	10.00%	$1,027.50	2.75%
6,300.00	5.00%	$1,027.50	2.75%
6,000.00	0.00%	$1,027.50	2.75%
5,970.00	-0.50%	$1,005.00	0.50%
5,940.00	-1.00%	$1,010.00	1.00%
5,700.00	-5.00%	$1,050.00	5.00%
5,400.00	-10.00%	$1,100.00	10.00%
5,100.00	-15.00%	$1,150.00	15.00%
4,800.00	-20.00%	$1,200.00	20.00%

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2014 through October 18, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SPX on October 18, 2024 was 5,864.67. The dotted line represents the lower barrier of 4,691.74, which is equal to the initial level minus 20.00% of the initial level. Past performance of SPX is not indicative of the future performance of SPX during the term of the Notes.

7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2014
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Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the U.S. Treasury Department.

As the Notes have only a single contingent payment upon an early redemption or at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 4.17% per annum, compounded semi-annually, with a projected payment at maturity of $1,045.58 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through January 1, 2025	$7.88	$7.88
January 1, 2025 through July 1, 2025	$21.01	$28.89
July 1, 2025 through Maturity Date	$16.69	$45.58

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a barrier event occurs during the observation period more than six months prior to the maturity date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such barrier event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a barrier event during the observation period.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments.

Investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax. Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to the discussions below with respect to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to one or more unaffiliated third-party dealers and has agreed to re-allow the full amount of the discount received. Certain third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. UBS Securities LLC will also pay any such third-party dealer a structuring fee per Note in the amount indicated on the cover hereof with respect to $2,581,000.00 aggregate principal amount of the Notes. The structuring fee will be deducted from amounts remitted to UBS. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated August 13, 2024 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.